Exhibit 10.6(d)

AMENDMENT TO THE

THE NIELSEN COMPANY EXCESS PLAN

Pursuant to Section VI of The Nielsen Company Excess Plan (the “Plan”) and pursuant to duly authorized Resolutions of The Nielsen Company Administrative Committee,  the Plan is hereby amended as set for the below, effective December 31, 2007.

I.	Section II of the Plan is amended in its entirety and shall now read as follows:

“Section II. Benefits

The Corporation shall pay to each participant in the Qualified Plan (or his or her beneficiaries designated to receive benefits from the Qualified Plan) a benefit equal to the excess of (a) over (b), where:

(a)equals the amount that would be payable to the participant (or his or her beneficiaries) under the Qualified Plan in the absence of any provision reducing benefits due to the benefit limitations imposed by Sections 401(a)(l 7) and 415 of the Code; and

(b)equals the sum of (i) the actual benefits payable to the participant (or his or her beneficiaries) from the Qualified Plan, and (ii) the benefits payable to the participant (or his or her beneficiaries) from the Pension Benefit Equalization Plan of The Dun & Bradstreet Corporation, as in effect on October 31, 1996 (whether or not such benefits are actually paid and whether or not such plan is actually in existence), as determined by the Corporation in accordance with the methods and assumptions specified in Appendix A of this Plan.

No benefit shall be payable from this Plan unless the participants is vested in his benefit. Prior to January 1, 2008, vested shall mean the completion of five (5) years of service. After December 31, 2007, vested shall mean the completion of three (3) years of service. Years of service shall be determined in the same manner as the Qualified Plan.

2.	Section IV of the Plan is amended in its entirety and shall now read as follows:

“Section IV. Form and Time of Payment

A participant entitled to a benefit under the Plan shall receive his benefit in the form of a lump sum within sixty days after his separation from service from the Corporation.

A participant who has separated from service with the Corporation prior to January 1, 2008 and not scheduled to receive a benefit in 2007 shall receive a lump sum distribution representing his entire interest in the Plan after December 31, 2007 and prior to March 31, 2008.

Notwithstanding the above, should the Corporation become a public company as contemplated under Section 409A of the Code, then any specified employee as defined in Section 409A of the Code shall receive his distribution on the earliest of (a) the first day of the seventh month following the month during which the participant separates from service or (b) the date of the participant’s death.”

Executed, as of the date indicated below opposite each name, by each Member of The Nielsen Company Administrative Committee.

December 26, 2007	/s/ David Berger
Date	David Berger

December 26, 2007	/s/ Richard Fitzgerald
Date	Richard Fitzgerald

December 18, 2007	/s/ Tom Kucinski
Date	Tom Kucinski